CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS

Approved by the Boards of Trustees
Giant 5 Funds as of January 18, 2006
Pursuant to the Sarbanes-Oxley Act of 2002

I.	Introduction and Application

Giant 5 Funds (the “Trust”) recognize the importance of high ethical standards in the conduct of their business and require this Code of Ethics (“Code”) to be observed by their respective principal executive officers (each a “Covered Officer”) (defined below). In accordance with the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules promulgated thereunder by the U.S. Securities and Exchange Commission (“SEC”) each Trust is required to file reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of
1934, as amended (“1934 Act”), and must disclose whether they have adopted a code of ethics applicable to the principal executive officers. Each Trust’s Board of Trustees
(“Board”), including a majority of its Independent Trustees (defined below) has approved this Code as compliant with the requirements of the Act and related SEC rules. This Code does not supersede or otherwise affect the separate code of ethics that each Trust has adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended
(“1940 Act”).

All recipients of the Code are directed to read it carefully, retain it for future reference and abide by the rules and policies set forth herein. Any questions concerning the applicability or interpretation of such rules and policies, and compliance therewith, should be directed to the relevant Compliance Officer (defined below), as specified in Schedule 1.

II.	Purpose

This Code has been adopted by the Board in accordance with the Act and the rules promulgated by the SEC in order to deter wrongdoing and promote:

o	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o	full, fair, accurate, timely and understandable disclosure in reports and documents filed by the Trust with the SEC or made in other public communications by the
Trust;

o	compliance with applicable governmental laws, rules and regulations;

o	prompt internal reporting to an appropriate person or persons of violations of the
Code; and

o	accountability for adherence to the Code.

III.	Definitions

o	“Covered Officer” means the principal executive officer and senior financial officers, including the principal financial officer, controller or principal accounting officer, or persons performing similar functions.

o	“Compliance Officer” means the person appointed by the Trust’s Board of
Trustees to administer the Code.

o	“Trustee” means a trustee of the Trust.

o	“Executive Officer” shall have the same meaning as set forth in Rule 3b-7 of the
1934 Act. Subject to any changes in the Rule, an Executive Officer means the president, any vice president, any officer who performs a policy making function, or any other person who performs similar policy making functions for the Trust.

o	“Independent Trustee” means a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

o	“Implicit Waiver” means the Compliance Officer failed to take action within a reasonable period of time regarding a material departure from a provision of the
Code that has been made known to an Executive Officer.

o	“Restricted List” means that listing of securities maintained by the Trust
Compliance Officer in which trading by certain individuals subject to the Trust’s
17j-1 code of ethics is generally prohibited.

o	“Waiver” means the approval by the Compliance Office of a material departure from a provision of the Code.

IV.	Honest and Ethical Conduct

o	Overview- A “conflict of interest” occurs when a Covered Officer’s personal interest interferes with the interests of, or his service to, the Trust. Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to the conflict of interest provisions in the 1940 Act and the
Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Trust’s and each investment adviser and sub-adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this
Code.

o		General Policy- Each Covered Officer shall adhere to the highest standards of honest and ethical conduct. Each Covered Officer has a duty to exercise his or her authority and responsibility for the benefit of the Trust, to place the interests of the shareholders first and to refrain from having outside interests that conflict with the interests of the Trust and its shareholders. Each such person must avoid any circumstances that might adversely affect or appear to affect his or her duty of complete loyalty to the Trust and its shareholders in discharging his or her responsibilities, including the protection of confidential information and corporate integrity.

o		Examples of Conflicts- The following list provides examples of conflicts of interest under the Code but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered
Officer should not be placed improperly before the interest of the Trust.

	1)	Prohibited Conflicts of Interest- Each Covered Officer must:

• not use his personal influence or personal relationships improperly to influence decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the
Trust;

• not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than benefit the Trust;

• not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

	2)	Conflicts of Interest that may be Waived- There are some conflict of interest situations for which a Covered Officer may seek a Waiver from a provision(s) of the Code. Waivers must be sought in accordance with
Section VIII of the Code. Examples of these include:

• Outside Employment or Activities. Covered Officers may not serve as directors, officers, general partners, consultants, agents, representatives or employees of any other business unless prior authorization is obtained from the Compliance Officer. Such
authorization will be based on a determination that the business of such corporation does not conflict with the interests of the Trust, and that such service would be consistent with the best interests of the
Trust and its shareholders, and that such service is not prohibited by law.

• Gifts, Entertainment, Favors or Loans. No Covered Officer shall receive any gift or other thing or more than de minimis value from any person or entity that does business with or on behalf of the
Trust.

• Corporate Opportunities. Covered Officers may not exploit for their own personal gain opportunities that are discovered through the use of Trust property, information or position unless the opportunity is fully disclosed, in writing, to the Board and the Board declines to pursue such opportunity.

• Ownership Interests. Covered Officers may not have: (i) any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; or (ii) a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

V.		Full, Fair, Accurate, Timely and Understandable Disclosure

	o	General Policy- This Code is intended to promote the full, fair, accurate, timely and understandable disclosure in reports and other documents filed by the Trust with the SEC or made in other public communications by the Trust. Accordingly, the
Covered Officers are expected to consider this to be central to their roles as officers of the Trust and shall ensure that full, fair, accurate, timely and understandable disclosure is made in the Trust’s reports and other documents filed with the SEC and in other public communications.

	o	Responsibilities- Covered Officers shall:

		1)	familiarize himself with the disclosure requirements generally applicable to the Trust;

		2)	not knowingly misrepresent, or cause others to misrepresent; facts about the
Trust to others, whether within or outside the Trust, including to the Trust’s
Trustee’s and auditors, and to governmental regulators and self-regulatory organizations;

		3)	to the extent appropriate within his area of responsibility, consult with the other officers and employees of the Trust and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trust; and

	4)	promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

o		Changes in Disclosure Process- If, at any time, a Covered Officer believes that measures should be taken to improve the Trust’s disclosure process; he or she shall advise the Compliance Officer and shall work with the Compliance Officer and other appropriate personnel to facilitate any changes in the process.

VI.		Internal Reporting by Covered Persons

o		Certifications- Each Covered Officer shall:

	1)	upon adoption of the Code (or thereafter as applicable upon becoming a
Covered Officer), affirm in writing on Schedule A hereto that the Covered
Officer has received, read, and understands the Code; and

	2)	annually thereafter affirm on Schedule A hereto that the Covered Officer has complied with the requirements of the Code.

o		Reporting- A Covered Officer shall promptly report any knowledge of a material violation of this Code to the Compliance Officer. Failure to do so is itself a violation of the Code.

o		Required Documentation- Any such report shall be in writing, and shall describe in reasonable detail the conduct that the Covered Officer believes to have violated this
Code. If the Compliance Officer concludes that there has been a violation of the
Code, he or she shall determine appropriate sanctions in accordance with Section
IX(A) below. Notwithstanding the foregoing, the Compliance Officer shall be entitled to grant a Waiver of one or more provisions of this Code as set forth in
Section VIII of the Code.

VII.		Waivers of Provisions of the Code

o		Waivers- The Compliance Officer may grant Waivers to the Code in circumstances that present special hardship. Waivers shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the
Waiver. To request a Waiver from the Code, the Covered Officer shall submit to the Compliance Officer a written request describing the transaction, activity or relationship for which a Waiver is sought. The request shall briefly explain the reason for engaging in the transaction, activity or relationship.

o		Implicit Waivers- In the event that the Compliance Officer has not acted upon a properly submitted request for a Waiver within a reasonable amount of time and a material departure from the Code has taken place in accordance with the request, the Compliance Officer may nevertheless, in lieu of finding a violation of the Code, determine retroactively to grant a Waiver.

o	Documentation- The Compliance Officer shall document all Waiver determinations. If a Waiver is granted under paragraphs (A) or (B) above, the
Compliance Officer shall prepare a brief description of the nature of the Waiver, the name of the Covered Officer and the date of the Waiver so that this information may be disclosed in the next Form N-CSR to be filed on behalf of the Trust or posted on the Trust’s internet website within five business days following the date of the Waiver. All Waivers must be reported to the Board at each quarterly meeting as set forth in Section IX below.

VIII.	Reporting and Monitoring

o	Sanctions- Compliance by Covered Officers with the provisions of the Code is required. Covered Officers should be aware that is response to any violation, the
Trust will take whatever action is deemed necessary under the circumstances, including, but not limited to, fines, suspension or termination.

o	Board Reporting- The Compliance Officer shall report any material violations of the Code to the Board for its consideration on a quarterly basis. At a minimum, the report shall:

	1)	describe the violation under the Code and any sanctions imposed;

	2)	identify and describe any Waivers to the Code; and

	3)	identify any recommended changes to the Code.

o	Amendments to the Code- The Covered Officers and the Compliance Officer may
recommend amendments to the Code for the consideration and approval of the
Board. In connection with any amendment to the Code, the Compliance Officer shall prepare a brief description of the amendment, so that the necessary disclosure may be made with the next Form N-CSR to be filed on behalf of the Trust or posted on the Trust’s internet website within five business days following the date of the amendment.

IX.	Record-keeping

The Compliance Officer shall maintain all records, including any internal memoranda, relating to compliance with the Code or Waivers of the Code, for a period of 6 years from the end of the fiscal year in which such document was created, 2 years in an accessible place. Such records shall be furnished to the SEC or its staff upon request.

X.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained on a confidential basis and will be reasonably secured to prevent access to such records by unauthorized personnel.